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                                                                    EXHIBIT 12.1

                               AMERICREDIT CORP.

                       STATEMENT RE COMPUTATION OF RATIOS

                                                        Years Ended June 30,
                                                     --------------------------
                                                       2000     1999     1998
                                                     -------- -------- --------
                                                       (dollars in thousands)
COMPUTATION OF EARNINGS:
  Income before income taxes........................ $190,292 $121,690 $ 80,162
  Fixed charges.....................................   73,854   41,494   28,537
                                                     -------- -------- --------
                                                     $264,146 $163,184 $108,699
                                                     ======== ======== ========
COMPUTATION OF FIXED CHARGES:
  Fixed charges: (a)
    Interest expense (none capitalized) ............ $ 69,310 $ 38,792 $ 27,135
    Implicit interest in rent.......................    4,544    2,702    1,402
                                                     -------- -------- --------
                                                     $ 73,854 $ 41,494 $ 28,537
                                                     ======== ======== ========
RATIO OF EARNINGS TO FIXED CHARGES..................     3.6x     3.9x     3.8x
                                                     ======== ======== ========
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(a) For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.